Exhibit 99

MEREDITH CORPORATION
Q1FY 2006 INVESTOR CONFERENCE CALL

INTRODUCTION

JIM JACOBSON

Good morning. I'm Jim Jacobson, Director of Investor Relations for Meredith. Before our CEO, Bill Kerr, begins our presentation, I'll take care of a few housekeeping items.

In our remarks today we will include statements that are considered forward-looking within the meaning of federal securities laws. The forward-looking statements are based on management's current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. A description of the risk factors can be found in our earnings release issued today and in certain of our SEC filings. The Company undertakes no obligation to update any forward-looking statement.

We will refer to non-GAAP measures, which in conjunction with GAAP results, provide additional analytic tools to understand our operations. Tables that reconcile GAAP results to non-GAAP measures have been posted to our web site.

A transcript of this call will be posted to our web site as well.

Now, Bill will begin the presentation.

BILL KERR

Welcome

Thank you and good morning. Welcome to our conference call to discuss our first quarter results. I trust you had a chance to review the press release issued this morning. Participating with me on our call today are President and Chief Operating Officer Steve Lacy, Chief Financial Officer Suku Radia, Publishing Group President Jack Griffin and Broadcasting Group President Paul Karpowicz. I'll start with an overview of our performance in the quarter. Steve will update you on both our business groups and provide our outlook for the second quarter and all of fiscal 2006. Then, we'll address your questions.

We are extremely pleased to report another outstanding quarter. Earnings per share increased 13 percent to $0.52, which is a record first fiscal quarter for Meredith. Total revenues increased 35 percent and total advertising revenues rose 29 percent. On a comparable basis, excluding the newly acquired magazines, revenues grew 6 percent.

Our results reflect the addition of Parents, Family Circle, Fitness, Child and Ser Padres magazines, which were modestly accretive in the quarter; solid advertising gains at most of our magazines; and strong results from our non-magazine Publishing operations, partially offset by the absence of political advertising at our television stations. This strong start to fiscal 2006 follows a record fiscal 2005 and once again validates our ability to execute our growth strategies.

In Publishing, operating profit rose 26 percent and revenues grew 48 percent. On a comparable basis, excluding the newly acquired magazines, operating profit rose 13 percent and revenues increased 9 percent.

In Broadcasting, operating profit and EBITDA declined 11 and 5 percent, respectively. Broadcasting revenues declined 2 percent to $71.8 million. These results reflect the absence of $6.4 million in net political advertising, partially offset by growth in both national and local non-political advertising, and disciplined expense management. Based on broadcasters who have reported, we are among the industry's top performers once again.

Before I turn it to Steve to discuss the two operating groups in more detail, let me remind you why I believe that Meredith is well positioned to capitalize on significant growth opportunities.

In Publishing, our magazines are strong publications and leaders in their respective markets. We will continue to grow these businesses by increasing advertising market share and net yields, expanding advertising categories, increasing rate bases where appropriate, and expanding our brands.

Our new magazines possess significant growth potential as well. Their addition strengthens our portfolio by enabling us to now reach women at all major life stages.

We have owned these magazines for a quarter and their integration is progressing well. We will leverage our sales, editorial, database and circulation expertise to improve their profit margins over time.

In addition to the acquisition, our aggressive product development initiatives will drive future growth. Our new Spanish-language magazine, Siempre Mujer, furthers our strategy to serve the rapidly growing Hispanic market. Together with Parents magazine's Hispanic magazine, Ser Padres, and American Baby's Spanish-language magazines, we now reach more than one-third of adult Hispanic women in the United States.

Our book and integrated marketing operations have grown rapidly in recent years, helping to diversify our revenues beyond magazine advertising and circulation. We will continue to develop new products and services to capture a growing share of these large and growing markets.

In Broadcasting, we will build on our strong momentum by increasing our news ratings, adding newscasts where appropriate, improving our revenue share, managing costs, and creating new revenue streams. While fiscal 2006 is a non-political year, we are on track to achieve our 40 percent EBITDA margin objective on a sustainable basis in fiscal 2007.

In summary, let me reiterate that we have started fiscal 2006 with record first quarter earnings and we are confident that we will produce strong results for the full fiscal year as well. With that, I will turn the call over to Steve.

STEVE LACY

PUBLISHING

Thanks Bill. I'll start with Publishing, but before I get into the operating details, let me provide an update on the magazine acquisition. We closed the transaction on July 1st and took fast and very decisive action to begin improving the financial performance of these magazines:

  We strengthened the leadership, replacing three publishers and one editor-in-chief.
  We lowered the rate bases of Family Circle and Child to levels where we believe we can optimize circulation profit over time.
  We proactively met major advertisers, explaining both the market benefits of the new Meredith magazine portfolio and our plans to strengthen the circulation of the new magazines. We received exceedingly positive responses from these customers.
  We began merging the consumer data from the new magazines with our leading consumer database. Currently, we have more than 85 million names in our database.

As Bill said, the new magazines hold significant profit improvement potential. The changes needed lie well within our skill set. We are highly confident that we will enhance the market position and the financial performance of these businesses over time.

Advertising

For our first quarter, total Publishing advertising revenues increased 50 percent. On a comparable basis, excluding the new magazines, Publishing advertising revenues grew 4 percent. In particular, Better Homes and Gardens, Ladies' Home Journal, Traditional Home, More and American Baby delivered solid advertising revenue gains.

More magazine continues to provide advertisers with an outstanding vehicle to reach affluent women 40 and over. The magazine's advertising pages grew 11 percent in the first quarter, which was on top of growth in excess of 30 percent in the prior-year quarter. In September, we raised More's rate base to 1.1 million. More is an excellent example of our ability to launch and develop a successful magazine business.

We experienced strength in most of our largest advertising categories in the first quarter. The largest gains were in cosmetics, pharmaceuticals, direct response and food. These gains were partially offset by weakness in the home and retail categories. We also grew advertising revenues in key target categories, including business, automotive and travel.

Looking forward, advertising is continuing to improve. For the second quarter, we expect advertising revenues for our comparable magazines to increase in the low-double digits. We believe this performance will be better than the industry as a whole. In particular, we are seeing strength in pharmaceuticals, food and cosmetics.

Circulation

In the first quarter, we continued to increase comparable circulation profit due primarily to strong performance at the newsstand from our retail based businesses.

Questionable circulation practices by some magazine publishers have continued to receive media attention as the Audit Bureau of Circulation has redefined acceptable circulation sources.

In contrast, Meredith's long-term direct-to-publisher circulation strategy is highly profitable, has produced trusted circulation for our magazines for many years, and has established us as a market leader. We have already begun to transition our newly-acquired magazines to this model.

We are confident that our direct-to-publisher model and our 85 million plus name database will improve the circulation profit and margin of the new magazines over time. We will continue our direct-mail acquisition campaigns in the second and third quarters of fiscal 2006.

Siempre Mujer

Let me conclude my discussion of our magazine operations by telling you about Siempre Mujer, our new Spanish-language women's lifestyle magazine. We launched the magazine in September with a rate base of 350,000. The first two issues met our expectations and we were pleased by the breadth of participating advertisers, including Procter &

Gamble, Kraft, General Motors and Verizon. We are very optimistic about the growth potential of this new business.

Non-magazine Operations

Our book business continued its aggressive launch activity, grew revenues in excess of 25 percent in the first quarter and produced strong profit growth. Top selling books included the limited edition "Pink Plaid" Better Homes and Gardens New Cook Book; Today's Kitchen Cookbook, which includes top chefs featured on the Today show; several books in the 1-2-3 series that we publish for The Home Depot; and three books based on popular Food Network host Sandra Lee.

We expect a strong second quarter for our book business based on projected sales of The Sonoma Diet book; the "Pink Plaid" Better Homes and Gardens New Cook Book, sales of which support the Susan G. Komen Breast Cancer Foundation; and licensed children's books for the holiday season.

Our integrated marketing operations produced another strong quarter as well, growing revenues in excess of 25 percent and more than doubling profit. The quarter's top performers were programs for existing clients such as DIRECTV, Nestlé, Chrysler, Carnival Cruise Lines and Hyundai. New programs for PepsiCo, Procter & Gamble and Porsche also contributed to the strong results.

At a time when many clients are looking beyond traditional advertising for total marketing solutions, Meredith is particularly well-suited to capture this growing business. We are offering clients a greater breadth of direct marketing services, including expanded customer relationship marketing programs with online and database components. These broader services are proving effective in helping clients reach their target audiences more effectively.

In summary, we are pleased to report an outstanding quarter for our Publishing Group. The integration of our new magazines is progressing well. We are experiencing strong advertising gains in our magazine portfolio, and our book and integrated marketing operations are continuing to produce strong results.

BROADCASTING

Now, I'll move to Broadcasting. As Bill said, operating profit and EBITDA declined 11 and 5 percent, respectively. Total revenues declined 2 percent to $71.8 million. These results reflect the absence of $6.4 million in net political advertising, partially offset by growth in non-political advertising, and disciplined expense management.

We increased non-political advertising revenues 7 percent in the quarter. As Bill noted earlier, that performance ranks among the best of the broadcasters who have reported to date.

We were particularly pleased with our local advertising sales efforts. Overall, local advertising revenue grew 5 percent in the quarter, or 8 percent excluding political revenue. Despite a weak national market for the industry, our national non-political revenues grew 3 percent.

Auto advertising at both the national and local level was particularly strong in the quarter, increasing by 7 percent overall.

Improving news ratings and share is critical to the continued growth of Meredith Broadcasting. We improved audience share for our late news in certain key markets in the July 2005 rating book, compared with the July 2004 book, for the key adult 25-54 demographic group. Let me provide a few examples:

  Our CBS affiliates in Atlanta and Phoenix-our two largest markets-increased audience share 25 and 33 percent, respectively.

  Our FOX affiliate in Portland continued to produce one of the highest rated prime time newscasts in the country and grew share 7 percent.

  Our CBS affiliate in Kansas City grew share 15 percent.

We continued to post strong results for morning news in key markets as well:

  In Phoenix, we improved share for every hour of our morning news, more than doubling the average share.
  In Portland and Hartford, we posted an average share of 35 and 39, respectively, which is outstanding.
  In Nashville, we posted an average audience share of 27.
  In Kansas City, we increased the average share 15 percent to 19.

With that review of our news improvements, let me discuss our other sales initiatives. We continued to build our innovative Cornerstone programs, which leverage our publishing assets to create proprietary advertising packages for our stations.

In the first quarter we generated nearly $9.4 million in combined revenues from Cornerstones, Internet sales and marketing initiatives focused on local interests and events.

In the next few months we will create new Cornerstones, leveraging content from our new magazine brands. In particular, we believe Parents and Fitness will resonate well with advertisers targeting younger viewers of our FOX, UPN and WB affiliates.

We completed our acquisition of KSMO-TV, the WB affiliate in Kansas City. Together with KCTV, our powerful CBS station, we now operate a strong duopoly in that market. This positions us to serve advertisers seeking either the younger skewing WB audience or the powerful CBS audience with its top-rated primetime and sports programming, as well as our market-leading news.

We have already made programming changes at KSMO to improve its performance. Earlier this month, we launched a 9 p.m. weekday newscast. As in most markets, approximately one-third of the revenue in Kansas City is related to news. Now, KSMO will have the ability to capture a growing share of that revenue.

We have begun airing Kansas City Chiefs pre- and post-game shows on KSMO. The Chiefs are very popular and these shows will be some of the highest rated programming on the station each week. We will look for additional opportunities to improve the station's programming.

We strengthened our station management as well, naming sales oriented general managers to lead our stations in Portland and Hartford and promoting one of our strongest general managers to lead our station in Nashville. All three of these stations possess outstanding news operations. In Hartford and Nashville, we will continue our market-leading sales efforts. In Portland, we are confident that we will capitalize on the audience share and monetize these ratings with increased revenues over time.

In summary, our Broadcasting Group produced a solid quarter despite difficult political comparisons and a weak national market. We continued to increase audience share for news in key markets and grew both national and local non-political revenues.

Outlook

With that review of our two business groups, let's look ahead.

For the second quarter of fiscal 2006, we believe the current First Call mean estimate of $0.56 per share is achievable. On a comparable basis, Publishing advertising revenues are expected to grow in the low-double digits. Total Publishing advertising revenues are expected to increase significantly primarily due to the addition of the new magazines.

Broadcast pacings, which are a snapshot in time and change frequently, are currently down in the mid-single digits in the second quarter. Broadcast pacings reflect the absence of $12.2 million in net political advertising, which was booked in the second quarter of fiscal 2005.

For the fiscal year, we believe the current First Call mean estimate of $2.83 is achievable. This would represent a 13 percent increase from the $2.50 we earned in fiscal 2005 before the $0.02 cumulative benefit of a change in accounting principle related to option expensing. This would be particularly strong performance in a year where we face the challenge of replacing nearly $19 million in net political advertising revenues.

Now, I'll turn it back to Bill for some final comments.

BILL KERR

Thanks, Steve. Before taking your questions, I want to share a few closing comments.

Earlier I told you about Meredith's significant growth potential. I'll close by reminding you of our excellent track record of executing our growth strategies:

    We broadened our magazine portfolio with the acquisitions of American Baby and the former Gruner + Jahr magazines.
    We furthered our strategy to serve the rapidly growing Hispanic market with the launch of Siempre Mujer.
    We extended our magazine brands through licensing agreements and events.
    We expanded our marketing services capabilities to capture more corporate marketing dollars.
    We extended our book operations through licensing agreements and new product development.
    We created a news culture at our television stations and demonstrated a strong track record of monetizing our ratings improvement.

As we look forward, I can assure you that we are intently focused to continue our strong execution and capitalize on our growth potential.

We look forward to seeing you at the December Media Week Conferences and now will take your questions.